              SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934

                   (Amendment No.      )


(x )  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(x )  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12




          (Oakwood Homes Corporation)



          (Oakwood Homes Corporation)


PAYMENT OF FILING FEE (Check the appropriate box):

(  )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

* Set forth the amount on which the filing fee is calculated and state how it was determined.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:


(X) Filing Fee of $125.00 was previously paid on December 1, 1994, the date the Preliminary Proxy Statement was filed.

                           OAKWOOD HOMES CORPORATION
             P. O. Box 7386, Greensboro, North Carolina 27417-0386
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 1, 1995


     NOTICE is hereby given that the Annual Meeting of Shareholders of Oakwood Homes Corporation (the "Company") will be held in the Auditorium of the Four Seasons Holiday Inn Convention Center, 3121 High Point Road, Greensboro, North Carolina on Wednesday, February 1, 1995 at 2:00 P.M., Local Time, for the purpose of considering and acting upon the following:

     1. Election of three members to the Board of Directors for a term of three years and until their successors are elected and qualified.

     2. Approval of Three-Year Incentive Awards for executive officers and certain key employees.

     3. Approval of an amendment to the Bylaws of the Company to increase the authorized number of directors of the Company.
     4. Ratification of the selection of Price Waterhouse LLP as independent public accountants for the fiscal year ending September 30, 1995.
     5. Any and all other matters that may properly come before the meeting or any adjournment thereof.
     The Board of Directors has fixed the close of business on December 2, 1994 as the record date for determining the shareholders entitled to notice of and to vote at the meeting or any adjournment thereof and only holders of Common Stock of the Company of record at such date will be entitled to notice thereof and to vote thereat.
     You are urged to attend the annual meeting in person but, if you are unable to do so, the Board of Directors will appreciate the prompt return of the enclosed proxy, dated and signed. The proxy may be revoked at any time before it is exercised and will not be exercised if you attend the meeting and vote in person.
     By order of the Board of Directors.
                                           NICHOLAS J. ST. GEORGE
                                           PRESIDENT

Greensboro, North Carolina
December 23, 1994

                           OAKWOOD HOMES CORPORATION
             P. O. Box 7386, Greensboro, North Carolina 27417-0386
                                PROXY STATEMENT
GENERAL

     This Proxy Statement and the accompanying proxy card are furnished to the shareholders of Oakwood Homes Corporation (the "Company") commencing on or about December 23, 1994 in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at the Auditorium of the Four Seasons Holiday Inn Convention Center, 3121 High Point Road, Greensboro, North Carolina on Wednesday, February 1, 1995 at 2:00 P.M., Local Time, and at any adjournment thereof.

     Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, to forward proxy material to their principals and request authority for the execution of the proxy and will reimburse such persons for their reasonable expenses in so doing. The total cost of soliciting proxies will be borne by the Company.
     Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time before the authority thereby granted is exercised by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or if the person executing the proxy attends the meeting and elects to vote in person. If a choice is specified in the proxy, shares represented thereby will be voted in accordance with such choice. If no choice is made, the proxy will be voted FOR the action proposed.
                                       1

     The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Shareholders and routine matters incidental to the conduct of the meeting. However, if any other matter should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy or their substitutes to vote the proxy in accordance with their best judgment on such matters.

     Each shareholder present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share held by him of record at the close of business on December 2, 1994, which is the record date for determining the shareholders entitled to notice of and to vote at such meeting or any adjournment thereof. The number of outstanding shares of the $.50 par value Common Stock of the Company (the "Common Stock") at the close of business on December 2, 1994 was 21,098,518 shares.

PRINCIPAL HOLDERS OF THE COMMON STOCK AND HOLDINGS OF MANAGEMENT
     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the only persons known by the Company to own beneficially more than 5% of the Common Stock:

                                      NUMBER OF SHARES       PERCENTAGE
                                       AND NATURE OF          OF SHARES
        NAME AND ADDRESS            BENEFICIAL OWNERSHIP     OUTSTANDING
FMR Corp.                                    2,511,250(1)         11.9%
Fidelity Management & Research
Company
82 Devonshire Street
Boston, MA 27417

Firstar Corporation                          1,308,800(2)          6.2%
Firstar Investment Research &
Management Company
777 E. Wisconsin Avenue
Milwaukee, WI 53202

(1) The information concerning beneficial ownership is derived from a Schedule 13G dated February 11, 1994. FMR Corp., through its control of Fidelity Management Trust Company, has sole voting and dispositive power over 9,900
                                       2
    shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, is the beneficial owner of and has sole dispositive power over 2,501,350 shares in its capacity as an investment adviser. Voting power with respect to such shares resides in the Fidelity Funds' Boards of Trustees. Edward C. Johnson 3d, who owns 34% of the outstanding common stock of FMR Corp., together with various trusts for the benefit of Johnson family members, form a controlling group with respect to FMR Corp.
(2) The information concerning beneficial ownership is derived from Schedule 13Gs dated February 10, 1994. Firstar Corporation, a parent holding company, or its subsidiary, Firstar Investment Research & Management Company, an investment adviser, has sole voting power over 1,188,800 shares, sole dispositive power over 1,284,000 shares and shared voting and dispositive power over 24,800 shares.

     The following table sets forth as of December 2, 1994 certain information with respect to the beneficial ownership of the Common Stock by Mr. J. Michael Stidham, an executive officer of the Company, and by all directors and officers as a group. Information as to the beneficial ownership of each of the directors individually (including executive officers who are also directors or nominees) is included in the information on each director or nominee under the heading "Election of Directors."


                                  NUMBER OF SHARES          PERCENTAGE OF
  NAME OF BENEFICIAL OWNER       BENEFICIALLY OWNED     SHARES OUTSTANDING (1)
J. Michael Stidham                       32,494(2)                  (3)
All directors and executive           1,353,497(4)                 6.3%
  officers as a group (16
  persons)

(1) Based on the number of shares outstanding plus options which are presently exercisable or exercisable within 60 days.
(2) Includes 13,837 shares subject to options which are presently exercisable or exercisable within 60 days.
(3) Less than 1%.

(4) Includes 490,995 shares subject to options which are presently exercisable or exercisable within 60 days.

ELECTION OF DIRECTORS

     The Board of Directors has eleven members. Three of the directors' terms expire in 1995. The Board proposes to fill these positions at the meeting with three nominees to serve, subject to the provisions of the Bylaws, until the Annual Meeting of Shareholders in 1998 and until their successors are duly elected and qualified. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting at which a majority of the votes entitled to be cast is present. Provided a majority is present, abstentions and shares not voted are not taken into account in determining a plurality. It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors for the three nominees listed hereafter for the terms expiring in 1998, unless authority to vote for the nominees or an individual nominee is withheld by a shareholder. If for any reason any nominee shall not become a candidate for election as a director at the meeting, an event not now anticipated, the proxies will be voted for the three nominees including such substitutes as shall be designated by the Board of Directors.

     The following nominees for election as directors to serve until 1998 were elected to their present terms, which expire in 1995, at the Annual Meeting of Shareholders held January 29, 1992, except for Mr. Kilbourne, who is a nominee for election as a director for the first time this year:

                                                           NUMBER OF
        NAME AND                  INFORMATION                SHARES          PERCENTAGE
        DIRECTOR                     ABOUT                BENEFICIALLY        OF SHARES
         SINCE                      DIRECTOR               OWNED (1)       OUTSTANDING (2)
Clarence W. Walker        Partner, Kennedy Covington           57,213(3)           (4)
  1971                    Lobdell & Hickman, L.L.P.,
                          Attorneys at Law, Charlotte,
                          NC since 1961. He is 63
                          years old.
Dennis I. Meyer           Partner, Baker & McKenzie,           38,684(5)           (4)
  1983                    Attorneys at Law,
                          Washington,
                          DC since 1965. Director of
                          United Financial Banking
                          Companies, Inc. (bank
                          holding company). He is 59
                          years old.
C. Michael Kilbourne      Executive Vice President of          39,291(6)           (4)
                          the Company since 1994 and
                          Chief Financial Officer of
                          the Company since 1988; Vice
                          President of the Company,
                          1988-1994; Treasurer of the
                          Company, 1988-1992. He is 44
                          years old.

     The following members of the Board of Directors were elected to their present terms, which expire in 1996, at the Annual Meeting of Shareholders held February 3, 1993 except for Mr. Streeter, who was elected to his present term at the Annual Meeting of Shareholders held February 2, 1994:

                                                          NUMBER OF
       NAME AND                  INFORMATION                SHARES          PERCENTAGE
       DIRECTOR                     ABOUT                BENEFICIALLY        OF SHARES
         SINCE                     DIRECTOR               OWNED (1)       OUTSTANDING (2)
Nicholas J. St. George   President and Chief                 250,945(7)          1.2%
  1972                   Executive Officer of the
                         Company since 1979. Director
                         of American Bankers
                         Insurance Group, Inc. and of
                         Legg Mason, Incorporated. He
                         is 55 years old.
Robert D. Harvey, Sr.    Executive Vice President of          88,963(8)           (4)
  1984                   the Company since 1989. He
                         is 52 years old.
A. Steven Michael        Executive Vice President and         85,184(9)           (4)
  1992                   Chief Operating Officer of
                         the Company since 1989. He
                         is 44 years old.
Sabin C. Streeter        Managing Director, Donaldson         12,500(10)          (4)
  1993                   Lufkin & Jenrette Securities
                         Corporation (investment
                         banking firm) since 1976.
                         Director of Middleby
                         Corporation and FOTOBALL,
                         Inc. He is 53 years old.

     The following members of the Board of Directors were elected to their present terms, which expire in 1997, at the Annual Meeting of Shareholders held February 2, 1994:

                                                           NUMBER OF
        NAME AND                  INFORMATION                SHARES          PERCENTAGE
        DIRECTOR                     ABOUT                BENEFICIALLY        OF SHARES
         SINCE                      DIRECTOR               OWNED (1)       OUTSTANDING (2)
Ralph L. Darling          Chairman of the Board of the        513,993(11)         2.4%
  1971                    Company since 1971. He is 83
                          years old.
Kermit G. Phillips, II    Chairman of the Board,              116,894(12)          (4)
  1979                    Phillips Management Group,
                          Inc., Greensboro, NC (real
                          estate development and
                          management company) since
                          1974. He is 60 years old.
H. Michael Weaver         Chairman of the Board of             48,562(13)          (4)
  1991                    W.H. Weaver Construction
                          Company (general
                          construction, real estate
                          development and management)
                          since 1975. He is 57 years
                          old.
Francis T. Vincent, Jr.   Private Investor.                     8,500(10)          (4)
  1993                    Commissioner of Major League
                          Baseball, 1989-1992; Deputy
                          Commissioner of Major League
                          Baseball, 1988. Director of
                          Time-Warner Inc., The
                          Continental Corporation and
                          Culbro Corporation. He is 56
                          years old.


 (1) Common Stock ownership information is as of December 2, 1994.

 (2) Based on the number of shares outstanding plus shares subject to options held by the director or nominee which are presently exercisable or exercisable within 60 days.

 (3) Includes 36,090 shares subject to options which are presently exercisable or exercisable within 60 days and 1,171 shares held by Mr. Walker's wife.
 (4) Less than 1%.
                                       7

 (5) Includes 36,090 shares subject to options which are presently exercisable or exercisable within 60 days and 2,594 shares held by Mr. Meyer's wife.
 (6) Includes 21,521 shares subject to options which are presently exercisable or exercisable within 60 days.

 (7) Includes 158,222 shares subject to options which are presently exercisable or exercisable within 60 days.

 (8) Includes 64,304 shares subject to options which are presently exercisable or exercisable within 60 days.
 (9) Includes 60,875 shares subject to options which are presently exercisable or exercisable within 60 days.
(10) Includes 7,500 shares subject to an option which is presently exercisable or exercisable within 60 days.
(11) Includes 48,190 shares held by Mr. Darling's wife. A Stock Purchase and Option Agreement between Mr. Darling and the Estate of Mr. James E. LaVasque grants to Mr. Darling the right of first refusal to purchase any of the Common Stock that the Estate proposes to sell. The trusts established under the will of Mr. LaVasque owned 149,999 shares of Common Stock at December 2, 1994. None of the LaVasque trust shares are included above.
(12) Includes 36,090 shares subject to options which are presently exercisable or exercisable within 60 days.

(13) Includes 15,000 shares subject to options which are presently exercisable or exercisable within 60 days.

COMMITTEES OF THE BOARD OF DIRECTORS
     The Audit Committee is composed of Kermit G. Phillips, II, S. Gray Steifel, Jr. and Clarence W. Walker. This Committee is responsible for recommending independent public accountants for the Company and reviewing the Company's financial statements, audit reports, internal financial controls and internal audit procedures. The Audit Committee met three times during the year ended September 30, 1994.
     The Compensation Committee is composed of Dennis I. Meyer, Sabin C. Streeter, Francis T. Vincent, Jr. and H. Michael Weaver. This Committee reviews
                                       8
and makes recommendations and determinations with respect to the compensation of officers. The Compensation Committee met six times during the fiscal year ended September 30, 1994.
     The Board of Directors of the Company does not have a Nominating Committee. The Board of Directors met seven times during the fiscal year ended
September 30, 1994. Each director attended more than 75% of the aggregate of the number of meetings of the Board of Directors and the number of meetings of all Committees on which he served.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is currently composed of Dennis I. Meyer, Sabin
C. Streeter, H. Michael Weaver and Francis T. Vincent, Jr. Until February 2, 1994, Clarence W. Walker was a member of the Compensation Committee.


     Donaldson Lufkin & Jenrette Securities Corporation, of which Sabin C. Streeter is Managing Director, has provided investment banking services to the Company during the past fiscal year and such firm may provide similar services to the Company during the current fiscal year.


     Weaver, Grubar & Black Company, a real estate broker of which H. Michael Weaver is Chairman of the Board and principal shareholder, has performed brokerage services for the Company in connection with the Company's purchase of certain properties but did not receive any compensation from the Company during fiscal 1994 for such services. In addition, W. H. Weaver Construction Company, of which Mr. Weaver is Chairman of the Board and principal shareholder, is serving as construction manager in connection with the construction of the Company's new headquarters in Greensboro, North Carolina. W. H. Weaver Construction Company will receive $440,000 for such services.

     The law firm of Kennedy Covington Lobdell & Hickman, L.L.P., of which Clarence W. Walker is a partner, has served as counsel to the Company since 1971. It is expected that such firm will continue to serve as counsel to the Company during the current fiscal year.
                                       9

COMPENSATION COMMITTEE REPORT
     COMPENSATION COMMITTEE. The Compensation Committee (the "Committee") is a standing committee of the Board of Directors composed of outside directors who are not employees of the Company. Mr. Streeter is the Chairman. Messrs. Meyer, Vincent and Weaver are the other members.

     The Committee attempts to insure that the executive compensation programs of the Company are developed, implemented and administered in a way that supports the Company's objective of linking compensation to performance. The Committee reviews and sets the base compensation and incentive compensation targets of senior executives, including the President and Chief Executive Officer, Nicholas J. St. George, and administers the Company's 1990 Long Term Performance Plan, including the granting of stock options and stock appreciation rights ("SARs") and long-term cash incentive compensation awards thereunder.


     CORPORATE COMPENSATION PHILOSOPHY. The Committee believes that base compensation should be at a level sufficient to enable the Company to attract and retain the highly qualified executives it needs and that incentives should be provided to maximize the Company's financial and operating results each year and over the long term. A major portion of each executive's annual compensation is provided through bonuses dependent on the accomplishment of annual performance goals set by the Committee and long-term incentives are provided through long-term cash incentive compensation awards and grants of stock options and SARs which link the interests of the Company's executives and shareholders.

     EXECUTIVE COMPENSATION. The Company's executive compensation program is composed of three basic elements: (A) base salary; (B) annual incentive opportunities to earn significant additional cash; and (C) long-term opportunities to accumulate shares of Common Stock and SARs and to earn cash awards based upon the Company's performance.

        Base Salary. The Committee believes that in fiscal 1994 it set executive officers' base salaries at a level below the average level at comparable companies, despite the fact that executive officers' base salaries for the four most highly compensated executive officers other than Mr. St. George increased an average of 37% for fiscal 1994 compared to fiscal 1993. These increases were made because of the Committee's determination that executive base salaries were significantly lower than base salaries at comparable companies. The Committee believes that the increase in the level of base salary of the Company's executives was desirable to enable the Company to attract and retain the highly qualified individuals the Company needs.

        Annual Incentive Compensation. The Committee establishes an annual incentive compensation pool to be distributed among participating executive officers (according to predetermined participation percentages) if a level of target net earnings set by the Committee is met. This pool diminishes if net earnings are less than the target and increases if the target is exceeded. The executives eligible to participate and their percentage participation is determined by the Committee based upon the participant's level of responsibility and capacity to contribute to the achievement of annual profit goals. The Committee attempts to set an incentive compensation pool that will allow executives' annual cash compensation (base salary plus incentive compensation) to significantly exceed the median annual cash compensation levels at comparable companies if the Company achieves the target net income. The average bonuses received in fiscal 1994 by the four most highly compensated executive officers other than Mr. St. George were 10% lower than in fiscal 1993. This is a result of certain one-time bonuses paid in fiscal 1993 and an increase in the target net earnings for fiscal 1994.

        Long Term Incentive Awards. The Committee provides long term incentives in the form of stock options, SARs and performance-based cash awards granted under the Company's 1990 Long Term Performance Plan. The stock options and SARs seek to advance the long term interests of the shareholders by providing rewards to executives if the price of the Company's stock appreciates. The number of stock options and SARs granted by the Committee is based on the level of responsibility of the executive and the executive's performance. The executive's right to exercise stock options or SARs vests over a period generally ranging from one to five years. Certain options and SARs granted by the Committee are contingent upon the Company meeting certain target performance levels.

     In November 1993 the Committee established a three-year performance program, consisting of grants of stock options and performance-based cash awards to the executive officers and certain other key employees of the Company. The stock options are exercisable in November 1996. The performance-based cash awards are subject to shareholder approval at the 1995 Annual Meeting of Shareholders. The performance-based cash awards will increase or decrease based upon the Company's net income over the three-year period. A more complete description of the terms of the performance-based cash awards is included under the heading "Approval of Three-Year Incentive Awards for Executive Officers and

Certain Key Employees." The performance-based cash awards are designed to provide executive officers compensation significantly above levels at comparable companies if the Company achieves significant increases in net income over the three-year period. The stock and cash elements of the program are designed to link the interests of the executive officers and key employees of the Company with the long-term performance of the Company which the Committee believes will add to shareholder value.


     DEDUCTIBILITY OF COMPENSATION. The Committee generally attempts to see that cash compensation paid to executive officers is deductible for federal income tax purposes. All but an insignificant amount of the cash compensation paid in fiscal 1994 was deductible. However, cash compensation payable under the annual incentive compensation pool could cause a portion of the Company's cash compensation not to be deductible in fiscal 1995. The Compensation Committee expects to examine this in fiscal 1995. Because the three-year cash awards may result in certain executive officers receiving more than $1 million in cash compensation in the year in which such awards are paid, the Committee is seeking shareholder approval of the three-year cash awards to insure deductibility of such cash awards. However, if such shareholder approval is not obtained, the Committee will retain the right to pay compensation in excess of $1 million, whether or not such compensation is deductible, and will do so if the Committee determines that such payments are necessary or desirable to attract and retain quality executives. Stock options granted by the Committee are generally incentive stock options. As a result, the Company receives no tax deduction on the exercise of such options.

     CHIEF EXECUTIVE OFFICER COMPENSATION. The Company's compensation for the President and Chief Executive Officer, Mr. Nicholas J. St. George, consists of the same three basic elements as that for the Company's other executive officers.

        Base Salary. Mr. St. George's base salary was set for fiscal 1994 at $325,000, which represents an increase of 62.5% in Mr. St. George's base salary over fiscal 1993. This raise in Mr. St. George's base salary resulted from the Committee's belief that Mr. St. George's base salary was significantly lower than base salaries of chief executive officers at comparable companies. Despite the increase in Mr. St. George's base salary, the Committee is advised that Mr. St. George's base salary in fiscal 1994 continued to be lower than the median base compensation of chief executive officers at comparable companies.

        Annual Incentive Compensation. Mr. St. George's fiscal 1994 participation in the incentive compensation pool for senior executives was significantly
                                       12
higher than any of the other executives who participated in the pool, reflecting Mr. St. George's level of responsibility. Mr. St. George's bonus for fiscal 1994 was $673,000, a decrease of 11% from fiscal 1993. This decrease is a result of the higher target net earnings established by the Committee for purposes of the incentive compensation pool for fiscal 1994.


        Long Term Incentive Awards. Mr. St. George was one of the executive officers selected by the Committee to receive stock options and performance-based cash awards in November 1993. Mr. St. George was granted options to purchase a total of 82,500 shares of Common Stock exercisable in November 1996 along with certain rights to receive cash payments at the time of exercise to help offset Mr. St. George's tax obligations resulting from the exercise of a 50,000 share nonqualified portion of the option. In addition, Mr. St. George was awarded the opportunity to earn a target amount of $1,102,000 in a performance-based cash award. This amount may be significantly increased based upon the net income of the Company over a three-year period. The performance-based cash award is subject to the approval of the shareholders at the 1995 Annual Meeting of Shareholders and is more fully described under the heading "Approval of Three-Year Incentive Awards for Executive Officers and Certain Key Employees."

                             Sabin C. Streeter, Chairman
                             Dennis I. Meyer
                             H. Michael Weaver
                             Francis T. Vincent, Jr.
                                       13

SHAREHOLDER RETURN PERFORMANCE GRAPH
     Presented below is a line graph comparing the yearly percentage change in the Company's cumulative shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poors ("S&P") 500 Index and a peer group for the period commencing October 1, 1989 and ending September 30, 1994, covering the Company's last five fiscal years. The peer group consists of the following publicly traded companies, all of which are engaged in aspects of the manufactured housing industry: Cavalier Homes, Inc., Champion Enterprises, Inc., Clayton Homes, Inc., Fleetwood Enterprises, Inc., Liberty Homes, Inc., Schult Homes Corporation and Skyline Corporation.
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                AMONG THE COMPANY, S&P 500 INDEX AND PEER GROUP
                           OAKWOOD HOMES CORPORATION
                    TOTAL CUMULATIVE SHAREHOLDER RETURN FOR
                        PERIOD ENDING SEPTEMBER 30, 1994

                (Comparison graph appears here. See Appendix.)

EXECUTIVE COMPENSATION

     The table below shows certain compensation information for the three fiscal years ended September 30, 1994 concerning the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                   ANNUAL COMPENSATION                AWARDS
                                                                  OTHER ANNUAL       OPTIONS/       ALL OTHER
           NAME AND               FISCAL     SALARY     BONUS     COMPENSATION         SARS        COMPENSATION
      PRINCIPAL POSITION           YEAR       ($)        ($)         ($)(1)            (#)            ($)(2)
Nicholas J. St. George            1994       325,000    673,000          --       82,500/0            14,015
 President and Chief              1993       200,000    758,400          --            0               6,302
 Executive Officer                1992       200,000    384,300          --            0                 N/A

A. Steven Michael                 1994       180,000    282,000          --       17,000/0            10,385
 Executive Vice President         1993       115,000    327,300          --            0               8,708
 of the Company                   1992       115,000    170,000          --       60,000/15,000          N/A

Robert D. Harvey, Sr.             1994       145,000    206,800          --       10,500/0            10,568
 Executive Vice President         1993       110,000    229,650          --            0              13,060
 of the Company                   1992       110,000    124,000          --       36,000/9,000           N/A

C. Michael Kilbourne              1994       140,000    206,800          --       11,000/0             4,837
 Executive Vice President         1993       100,000    252,800          --            0               6,302
 of the Company                   1992       100,000    110,000          --       42,000/10,500          N/A

J. Michael Stidham
 Executive Vice President         1994       105,000    177,000          --        5,000/0             5,169
 of Oakwood Mobile                1993        90,000    164,450          --            0               5,034
 Homes, Inc.                      1992        80,000     81,887          --       36,000/9,000           N/A



(1) No Named Executive Officer has received personal benefits during the listed years in excess of the lesser of $50,000 or 10% of annual salary and bonus.


(2) The components of the amounts shown in this column consist of Company contributions under the Company's various retirement plans for Messrs. St. George, Michael, Harvey, Kilbourne and Stidham, respectively, of approximately $13,655, $8,149, $5,436, $4,717 and $4,377, for 1994 and
    $6,302, $6,302, $6,302, $6,302 and $4,309 for 1993, and the interest accrued on deferred compensation accounts that are considered by the Securities and Exchange Commission to be at above-market rates in the amounts of $360, $2,236, $5,132, $120 and $792 for the accounts of Messrs. St. George, Michael, Harvey, Kilbourne and Stidham, respectively, for 1994 and $2,406, $6,758 and $725 for the accounts of Messrs. Michael, Harvey and Stidham, respectively, for 1993. Information for the 1992 fiscal year is not presented pursuant to transitional rules of the Securities and Exchange Commission.

     The table below sets forth all option and SAR grants during the fiscal year ended September 30, 1994 to each Named Executive Officer and the potential realizable value of each grant of options assuming annualized appreciation in the Common Stock at the rate of 5% and 10% over the term of the option.
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                                          % OF TOTAL
                           NUMBER OF       OPTIONS/                                   POTENTIAL REALIZABLE
                             SHARES          SARS                                   VALUE AT ASSUMED ANNUAL
                           UNDERLYING     GRANTED TO     EXERCISE                     RATES OF STOCK PRICE
                            OPTIONS/      EMPLOYEES      OR BASE                        APPRECIATION FOR
                              SARS        IN FISCAL       PRICE      EXPIRATION           OPTION TERM
NAME                        GRANTED          YEAR         ($/SH)        DATE          5%          10% ($)
Nicholas J. St. George       32,500          15.5%        $26.50     11/16/2003    541,640        1,372,574
                             50,000(1)       23.8%        $26.50     11/16/2003    833,292        2,111,652
A. Steven Michael            17,000           8.1%        $26.50     11/16/2003    283,319          717,962
Robert D. Harvey, Sr.        10,500           5.0%        $26.50     11/16/2003    174,991          443,447
C. Michael Kilbourne         11,000           5.2%        $26.50     11/16/2003    183,324          464,564
J. Michael Stidham            5,000           2.4%        $26.50     11/16/2003     83,329          211,165



(1) Grant also included a tax-reimbursement element which will flow through to Mr. St. George certain tax benefits the Company may receive relating to Mr. St. George's exercise.

     The table below sets forth, on an aggregated basis, each exercise of stock options or SARs during the fiscal year ended September 30, 1994 by each of the Named Executive Officers and the 1994 fiscal year-end value of unexercised options and SARs.
                  AGGREGATED OPTION/SAR EXERCISES IN THE 1994
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                                     VALUE OF
                                                            NUMBER OF               UNEXERCISED
                                                           UNEXERCISED             IN-THE-MONEY
                                                           OPTIONS/SARS            OPTIONS/SARS
                             SHARES                         AT FY-END                AT FY-END
                            ACQUIRED        VALUE          EXERCISABLE/            EXERCISABLE/
NAME                       ON EXERCISE     REALIZED       UNEXERCISABLE            UNEXERCISABLE
Nicholas J. St. George        40,000       $883,700        158,222/187,653     $3,115,860/$1,745,540
A. Steven Michael                  0              0      60,875/ 77,000(1)     $ 1,253,892/$ 918,600
Robert D. Harvey, Sr.          6,152       $106,876      64,304/ 46,500(1)     $ 1,306,312/$ 551,160
C. Michael Kilbourne               0              0      21,521/ 53,000(1)     $   433,644/$ 643,020
J. Michael Stidham                 0              0      13,837/ 41,000(1)     $   280,052/$ 551,160


(1) Includes options to purchase certain shares and certain stock appreciation rights which are contingent upon Company performance and certain other factors through the 1995 fiscal year. Assumes all shares and stock appreciation rights will be earned.
                                       17

     The table below sets forth information concerning certain long-term incentive awards (the "Awards") made during the fiscal year ended September 30, 1994. The Awards are payable in cash and contain no minimum or maximum payment. The amount paid depends on the increase in the Company's net income during the three-year period ending September 30, 1996 and the target award assumes a 15% compound growth rate in the Company's net income over the three-year period. The amount paid may be substantially above the target award. The awards are more fully described under the caption "Approval of Three-Year Incentive Awards for Executive Officers and Certain Key Employees."

                          LONG-TERM INCENTIVE PLANS --
                           AWARDS IN LAST FISCAL YEAR

                                                  PERFORMANCE
                                                     PERIOD
                                                     UNTIL
                                                   MATURATION           TARGET
NAME                       NUMBER OF UNITS         OR PAYOUT         FUTURE PAYOUT
Nicholas J. St. George        1,102,000         November 16, 1996     $ 1,102,000
A. Steven Michael               580,000         November 16, 1996     $   580,000
Robert D. Harvey, Sr.           356,000         November 16, 1996     $   356,000
C. Michael Kilbourne            372,000         November 16, 1996     $   372,000
J. Michael Stidham              170,000         November 16, 1996     $   170,000

COMPENSATION OF DIRECTORS
     The directors of the Company who are not employees are paid an annual fee of $22,000 plus $1,000 for each Board meeting attended, $1,000 for each Committee meeting attended and not held on the same day as a Board meeting and $500 for each Board meeting participated in by conference telephone. Non-employee directors are also eligible to receive stock options under the Company's 1990 Director Stock Option Plan under which each non-employee director was granted an option to purchase 7,500 shares of the Common Stock on each of July 30, 1992 and 1994 and will be granted an option to purchase 7,500 shares of Common Stock on July 30, 1996 at an option price equal to the fair market value of the Common Stock on such dates. The number of shares granted on July 30, 1996 may be adjusted downward if there is not a sufficient number of shares reserved under the plan.
                                       18

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
CHANGE OF CONTROL ARRANGEMENTS
     The Company has entered into employment agreements with Messrs. St. George, Harvey and Michael. The agreements provide that in the event of a change of control of the Company, as defined in the agreements, before or on January 30, 1996, these executives will remain in the employ of the Company for two years after such change of control. If the employment of an executive is terminated within two years after such change of control for reason other than death, disability or cause, as defined in the agreements, or if an executive resigns during such time for good reason, as defined in the agreements, the executive is entitled to a lump sum payment equal to two times his annual compensation. The agreements are intended to provide key executives a greater sense of security, assure their objectivity in analyzing any potential change in control and preserve continuity of management in the event of a change in control.
     The Company has entered into Executive Disability Benefit Agreements with Messrs. St. George and Harvey. Under the disability agreements, the Company will pay to these executives their then current base salary for the first 180 days they are totally disabled. After such time, they will be paid specified sums so long as they are totally disabled and under the age of 65. The agreements provide for Messrs. St. George and Harvey to receive $23,942 and $4,953 per month, respectively, in the event of their total disability. In the event of a partial disability, the executives will receive lesser payments. In no event, however, will the Company be obligated under the disability agreements to pay more than twice the amount of the payments the Company will receive pursuant to disability income policies purchased by the Company to insure each executive.
     The Company has entered into Executive Retirement Benefit Employment Agreements with Messrs. St. George, Harvey, Michael, Kilbourne and Stidham. Pursuant to the retirement agreements, these executives will receive monthly retirement benefit payments for a period of fifteen years. The amount of such retirement payments will vary according to the reason for the termination of the executive's employment and the age of the executive at the time of termination. Mr. St. George is entitled to payments if he retires after reaching age 55 and Messrs. Harvey, Michael, Kilbourne and Stidham after reaching age 60. The annual retirement benefit payable upon retirement at age 65 to each of the Named Executive Officers is as follows: $403,212 for Mr. St. George, $165,012 for Mr. Harvey, $315,680 for Mr. Michael, $150,399 for Mr. Kilbourne and
                                       19

$158,351 for Mr. Stidham. The benefit amount decreases for each year the executive retires before age 65. Retirement benefits will be paid to an executive if he leaves the Company before the minimum retirement age as a result of a termination without cause or a voluntary termination with the approval of the Board of Directors or if an executive is terminated without his consent and without cause after a change of control of the Company.
COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities and Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1994, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial shareholders were complied with, except that Larry T. Gilmore, an executive officer of the Company, failed to report one transaction. Such transaction has since been reported.


APPROVAL OF THREE-YEAR INCENTIVE AWARDS FOR
EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES


     In November 1993, the Compensation Committee of the Board of Directors awarded certain executive officers and key employees performance-based cash awards (the "Three-Year Incentive Awards") under the Company's 1990 Long Term Performance Plan, subject to shareholder approval at the 1995 Annual Meeting of Shareholders. The Company's 1990 Long Term Performance Plan, which was approved by the shareholders at the Company's 1991 Annual Meeting of Shareholders, authorizes the Compensation Committee to make cash incentive awards to key employees. The Three-Year Incentive Awards are designed to provide long-term performance compensation to the executive officers and certain key employees of the Company in the event specific net income goals are achieved.

     BACKGROUND. The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code (the "Code") effective January 1, 1994. Section 162(m) provides, among other things, that compensation in excess of $1,000,000 paid to a corporation's chief executive officer and the four other highest paid executive officers who are employed by the corporation at the end of a fiscal year will not be deductible for Federal income tax purposes unless the compensation is "qualified performance-based compensation." The Compensation Committee believes that the Three-Year Incentive Awards currently comply with all of the requirements for "qualified performance-based compensation" except possibly the shareholder approval requirement. Even though the shareholders of the Company have previously approved the 1990 Long Term Performance Plan under which the Three-Year Incentive Awards have been granted, the Compensation Committee is seeking shareholder approval so that there can be no question about shareholder approval of the Three-Year Incentive Awards because such Awards could cause compensation paid to certain executive officers to exceed $1 million in the year in which the Awards are paid. The following is a summary of the material terms of the Three-Year Incentive Awards.

     ADMINISTRATION. The Program will be administered by the Compensation Committee of the Board of Directors.

     ELIGIBILITY. Ten key employees of the Company have been selected by the Compensation Committee to receive Three-Year Incentive Awards, including all Named Executive Officers, three additional executive officers and two other key employees. Such employees were selected to receive awards based on their level of responsibility and overall contribution to the performance of the Company.

     OPERATION OF THE PROGRAM. The Three-Year Incentive Awards provide each of the participating key employees with the opportunity to earn a target cash payment (the "Target Cash Payment") if the aggregate net income of the Company for the three fiscal years ending September 30, 1996 ("Three-Year Net Income") equals $97,846,000 ("Target Three-Year Net Income"), such amount being the equivalent of a compound increase of 15% each year of the three year period over the Company's net income for its fiscal year ended September 30, 1993 ("Base Net Income"). For purposes of determining the compound annual growth rate, it is assumed that Three-Year Net Income grew at a constant compounded rate regardless of the actual level of net income in any given year. In the event Three-Year Net Income exceeds Target Three-Year Net Income, then the amounts payable to such individuals will increase as follows: for each 1% by
                                       21
which the compound annual growth rate of Three-Year Net Income over Base Net Income exceeds 15%, the cash payment to each participant will be increased by 25% of the Target Cash Payment. If Three-Year Net Income falls short of Target Three-Year Net Income, then the amounts payable shall decrease as follows: for each 1% by which the compound annual growth rate of Three-Year Net Income over Base Net Income is less than 15%, the cash payment to each participant will be decreased by 33 1/3% of the Target Cash Payment. For increases or decreases that amount to less than 1% in compound growth rates, the increase or decrease in the Target Cash Payment shall be prorated accordingly. No cash payments will be made if Three-Year Net Income represents a 12% or lower compound annual growth rate over Base Net Income.

     For purposes of the Three-Year Incentive Awards, Three-Year Net Income and Target Three-Year Net Income are determined based on the consolidated income of the Company and its subsidiaries before accruals for the cash incentive compensation payable under the Three-Year Incentive Awards but after provision for income taxes, and will be determined by the Compensation Committee by reference to the consolidated financial statements of the Company prepared in accordance with generally accepted accounting principles and audited by the Company's regularly employed certified public accountants. The Compensation Committee may, in its discretion, order downward adjustments to the amount of the Three-Year Incentive Awards to take account of significant transactions that externally affect Three-Year Net Income, such as mergers, acquisitions and stock offerings.


     The Target Cash Payment amounts for the Chief Executive Officer, each of the Named Executive Officers, all executive officers as a group and all employees other than executive officers as a group are shown below. The Target Cash Payments presented in the table below are based on Three-Year Net Income equaling Target Three-Year Net Income, or a 15% compound increase in Three-Year Net Income over Base Net Income. The amounts actually paid may be significantly higher than the Target Cash Payments. In fiscal 1994, before accruals for the Three-Year Incentive Awards, the Company had net income as determined under the Three-Year Incentive Awards of approximately $36.1 million, approximately a 46% increase over Base Net Income. In fiscal 1994, the Company accrued approximately $3.46 million for payment of the Three-Year Incentive Awards.

NAME AND POSITION                        TARGET CASH PAYMENT
Nicholas J. St. George                       $ 1,102,000
  President and Chief Executive
  Officer
A. Steven Michael                                580,000
  Executive Vice President
Robert D. Harvey                                 356,000
  Executive Vice President
C. Michael Kilbourne                             372,000
  Executive Vice President
J. Michael Stidham                               170,000
  Executive Vice President of Oakwood
  Mobile Homes, Inc.
All executive officers as a group              3,010,000
  (8 persons)
All employees other than executives              284,000
  officers as a group (2 persons)


No employee not named has a Target Cash Payment greater than $170,000.
     A participant will forfeit all rights to receive any cash payments under the Three-Year Incentive Awards unless he remains in the continuous employment of the Company from November 16, 1993 through November 16, 1996, except that if a participant's employment is terminated by reason of his death or disability occurring after November 16, 1994 then (i) with respect to such participant, the compound growth rate in net income will be determined on the basis of the number of full fiscal years of the Company that have elapsed between September 30, 1993 and the date of termination and (ii) the cash awards, if any, earned by such participant will be prorated by multiplying the Target Cash Award by a fraction the numerator of which is the number of full fiscal years that have elapsed between September 30, 1993 and the date of termination and the denominator of which is three.
     AMENDMENT OF THE PROGRAM. The terms of the Three-Year Incentive Awards may be amended at any time by the Compensation Committee in its sole discretion in order to adjust downward the Three-Year Incentive Awards to reflect significant transactions that may externally affect Three-Year Net Income such as mergers, acquisitions and stock offerings and may be amended to qualify the Three-Year Incentive Awards as "qualified performance-based compensation" under Code
Section 162(m). The Compensation Committee is not permitted to amend the terms of the Three-Year Incentive Awards to increase the benefits
                                       23
payable to any participant. As required by Code Section 162(m), no material term of the Three-Year Incentive Awards will be amended without shareholder approval.

     RECOMMENDATION. Payment of the Three-Year Incentive Awards is subject to the condition that the awards be approved by the shareholders of the Company. The Compensation Committee believes that the Three-Year Incentive Awards provide an important link between the compensation of the Company's key employees and the Company's long-term performance. If the shareholders do not approve the Three-Year Incentive Awards, the Compensation Committee will retain the right to provide additional compensation that it believes desirable to insure that the Company will retain the services of key employees who had received Three-Year Incentive Awards. Such compensation may not be deductible for Federal income tax purposes.


     The Board of Directors recommends a vote FOR approval of the Three-Year Incentive Awards. The affirmative vote of a majority of votes cast with respect to the Three-Year Incentive Awards is required for approval of the Three-Year Incentive Awards. Abstentions and broker non-votes will have no effect. Proxies solicited by the Board of Directors will be voted for the approval of the Three-Year Incentive Awards, unless shareholders specify a different choice.

APPROVAL OF AN AMENDMENT TO THE COMPANY'S BYLAWS

     On November 16, 1993, the Board of Directors approved, subject to the approval of the shareholders at the 1995 Annual Meeting of Shareholders, an amendment to Section 3.2 of Article III of the Bylaws of the Company which would increase the minimum and maximum number of members of the Board of Directors. The Bylaws as currently in effect provide that the number of directors of the Company shall not be less than three nor more than eleven. The current Bylaws, as well as the proposed amendment to the Bylaws, provide for directors to serve three-year staggered terms. As amended, the Bylaws would provide that the number of directors of the Company shall not be less than seven nor more than fifteen. Amended Section 3.2 would read as follows:

               Section 3.2 NUMBER, TERM AND QUALIFICATION. The Number of Directors of the Corporation shall be a maximum of fifteen (15) and a minimum of seven (7) and the exact number of directors within these limits shall be fixed from time to time by resolution of the Board of Directors. Any directorships not filled by the shareholders shall be treated as
                                       24
     vacancies to be filled by and in the discretion of the Board of Directors. The directors shall be divided into three classes, each class to be as nearly equal in number as possible. Each class of directors shall be elected to serve for terms of three (3) years and until their successors shall be elected and qualified. In the event of any increase in the authorized number of directors, the additional directors shall be classified so that all classes of directors shall be increased equally, as nearly as possible, and, in the event of any decrease in the authorized number of directors, all classes of directors shall be decreased equally, as nearly as possible. In the event of the death, resignation, retirement, removal or disqualification of a director during his elected term of office, his successor shall be elected to serve only until the expiration of the term of his predecessor. Directors need not be residents of the State of North Carolina or shareholders of the Corporation.

     The amendment will not create a vacancy on the Board of Directors unless the directors vote to increase the size of the Board of Directors. In such event, under North Carolina law the Board of Directors may fill any vacancies created until the next annual meeting of shareholders.


     The current bylaw was adopted when the Company was significantly smaller than it currently is. There are now eleven members of the Board of Directors, the maximum permitted under the Company's present Bylaws. The Board of Directors believes that the amendment is desirable so that the Board of Directors will have the flexibility, if it deems it advisable, to add additional members to the Board of Directors who can contribute to the continued growth of the Company.

     The amendment requires the affirmative vote of the holders of at least 75% of the shares of the Common Stock entitled to vote. Abstentions and broker non-votes will have the effect of negative votes. Proxies solicited by the Board of Directors will be voted for the approval of the amendment, unless shareholders specify a different choice. The Board of Directors recommends a vote FOR the approval of the amendment to the Bylaws.
RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
     The Board of Directors has selected Price Waterhouse LLP as independent public accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 1995. This selection is being presented to the shareholders for their ratification at the Annual Meeting.
                                       25

     The firm of Price Waterhouse LLP has examined the financial statements of the Company since 1977. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Shareholders with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR ratification of the selection of Price Waterhouse LLP as independent public accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 1995, and proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise.

SHAREHOLDER PROPOSALS

     Any proposal that a shareholder intends to present for action at the 1996 Annual Meeting of Shareholders, currently scheduled for January 31, 1996, must be received by the Company no later than August 25, 1995 in order for the proposal to be included in the proxy statement and form of proxy for the 1996 Annual Meeting of Shareholders. The proposal should be sent to Secretary, Oakwood Homes Corporation, Box 7386, Greensboro, North Carolina 27417-0386.

                           OAKWOOD HOMES CORPORATION
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
         FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 1, 1995
    The undersigned hereby appoints RALPH L. DARLING and NICHOLAS J. ST. GEORGE, and each or either of them proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the $.50 par value Common Stock of the undersigned in Oakwood Homes Corporation at the Annual Meeting of Shareholders to be held February 1, 1995, and at any adjournment thereof.
    This proxy will be voted FOR the election of all nominees as directors and FOR items 2, 3 and 4 unless otherwise specified. The Board of Directors recommends voting for on each item.
1. ELECTION OF DIRECTORS: Nominees are Clarence W. Walker, Dennis I. Meyer and
                          C. Michael Kilbourne

FOR all listed nominees (except do not vote for the       WITHHOLD AUTHORITY to vote for the listed nominees
nominee(s) whose name(s) I have written below)

2. APPROVAL OF THREE-YEAR INCENTIVE AWARDS FOR EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES
  FOR                     AGAINST                    ABSTAIN
3. APPROVAL OF AMENDMENT TO BYLAWS
  FOR                     AGAINST                    ABSTAIN
4.RATIFICATION OF SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC
  ACCOUNTANTS
  FOR                     AGAINST                    ABSTAIN
                  (Continued and to be signed on the reverse)

                          (Continued from other side)
    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
    Receipt of the Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged. This proxy will be voted as specified herein, and, unless otherwise directed, will be voted FOR the election of all nominees and FOR items 2, 3 and 4.
    Please date, sign exactly as printed below and return promptly in the enclosed postage-paid envelope.
                                                  Dated:                , 199  .
                                                  (When signing as attorney,
                                                  executor, administrator,
                                                  trustee, guardian, etc., give
                                                  title as such. If a joint
                                                  account, each joint owner
                                                  should sign personally.)

******************************************************************************
                                 Appendix

                        1989  1990  1991  1992  1993  1994

Oakwood Homes            100   110   220   380   650   640
S & P 500                100    90   120   180   240   260
Peer Group               100   100   110   120   150   160